Exhibit 1(e)

ARTICLES OF AMENDMENT

OF

THE ZWEIG TOTAL RETURN FUND, INC.

The Zweig Total Return Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Amendment and Restatement of the Corporation, as heretofore amended and supplemented (the “Charter”), are hereby further amended to decrease the par value of the shares of Common Stock of the Corporation issued and outstanding, at the time these Articles of Amendment become effective, from $0.004 per share to $0.001 per share.

SECOND: The foregoing amendment to the Charter of the Corporation has been approved by a majority of the entire Board of Directors and is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

IN WITNESS WHEREOF, the Zweig Total Return Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and attested by its Secretary on the 27th day of June, 2012.

The undersigned Vice President acknowledges these Articles of Amendment to be the corporate act of said Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties for perjury.

ATTEST:	THE ZWEIG TOTAL RETURN FUND, INC,

/s/ Kevin J. Carr	By:	/s/ W. Patrick Bradley
Kevin J. Carr		W. Patrick Bradley
Secretary		Vice President